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                                                                    EXHIBIT 24.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this registration statement on Form S-1 (File No. 333-13209) of our reports, dated February 13, 1996, except for Note 12, for which the date is October 15, 1996, on our audits of the financial statements and financial statement schedule of Northwest Pipe Company. Such report on the financial statements includes an emphasis of matter concerning a claim by the United States Environmental Protection Agency and an explanatory paragraph with respect to a change in method of accounting for income taxes in 1993. We also consent to the reference to our firm under the captions "Selected Financial Data" and "Experts."

                                          COOPERS & LYBRAND L.L.P.

Portland, Oregon

November 11, 1996